UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2019

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51872	26-3062752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

170 Pater House, Psaila Street

Birkirkara, Malta, BKR 9077

(Address of principal executive offices)

(268) 562-9111

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Information Officer and Compensatory Arrangement

On May 20, 2019, the Board of Directors (the “Board”) of Esports Entertainment Group, Inc. (the “Company”) appointed Mr. John Brackens as the Company’s Chief Information Officer (“CIO”).

John Brackens, age 39

Mr. Brackens combines over 12 years of experience in information technology senior management following a 4 year career leading customer experience teams. Previously, he had been involved in five organizations within the game industry holding positions including Chief Operating Officer, Treasurer, Foreign Director, and Network Operations Manager. From 2018 through January 2019, Mr. Brackens was the Operations Director for Carte Blanche Entertainment, Inc., an iGaming company. From 2016 to 2017, he was Chief Operating Officer for Sparkjumpers Pte Ltd., a company involved in video game development and eSports tournament events. From January 2014 to January 2016, he was Manager of Network Operations of Activision Blizzard - Demonware an entertainment company that focused on AAA game development. Mr. Brackens studied Electrical Engineering at Arizona State University.

The Board believes that Mr. Brackens’ extensive and directly applicable experience within the information technology and network operations sectors of the video game and gaming industries, in particular, makes him ideally qualified to help lead the Company towards continued growth in these business sectors.

There is no arrangement or understanding between Mr. Brackens and any other persons pursuant to which Mr. Brackens was selected as an officer. There are no family relationships between Mr. Brackens and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. Brackens had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

In connection with his appointment as CIO, Mr. Brackens entered into an employment agreement (the “Brackens Employment Agreement”) with the Company. The term of the Brackens Employment Agreement is for one year (the “Initial Term”) and shall be automatically extended for additional terms of successive one-year periods (the “Additional Term”) unless the Company or the Executive gives written notice to the other of the termination of Mr. Bracken’s employment hereunder at least 30 days prior to the expiration of the Initial Term or Additional Term of the Brackens Employment Agreement. Mr. Brackens is to receive an initial base salary of $120,000 per annum, and if the Company were to complete a financing in excess of $5,000,000, the base salary would increase to $144,000 per annum. Mr. Brackens is eligible to earn an annual employee stock option bonus in such amount, if any, as determined in the sole discretion of the Board. The Brackens Employment Agreement may be terminated with or without cause. The Company can terminate Mr. Brackens without cause at any time during the first ninety (90) days of the Initial Term of the Brackens Employment Agreement. Upon termination of Mr. Brackens because of disability, the Company shall pay or provide to Mr. Brackens (1) any unpaid salary and any accrued vacation through the date of termination; (2) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) all other payments or benefits to which he may be entitled under the terms of any applicable employee benefit plan, program or arrangement.

As a full-time employee of the Company, Mr. Brackens will be eligible to participate in all of the Company’s benefit programs.

The foregoing description of the Brackens Employment Agreement does not purport to be complete and is qualified in its entirety by its full text which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

On May 17, 2019, the Company issued a press release announcing the appointment of Mr. Brackens as CIO. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1*	John Brackens Employment Agreement

99.1*	Press Release, dated May 17, 2019

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPORTS ENTERTAINMENT GROUP, INC.

Dated: May 23, 2019	By:	/s/ Grant Johnson
Grant Johnson Chief Executive Officer

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